Exhibit 99.1

The St. Joe Company

133 S.WaterSound Pkwy

WaterSound, FL 32413

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY ANNOUNCES MAREK BAKUN AS NEW

CHIEF FINANCIAL OFFICER

WATERSOUND, Fla. – (October 1, 2013) – The St. Joe Company (NYSE:JOE) (“St. Joe” or the “Company”) announced today that Marek Bakun is joining the Company as Chief Financial Officer (CFO) effective October 7. Mr. Bakun is replacing Tom Hoyer who has held the position since March 2012.

“St. Joe appreciates Tom’s accomplishments working with the leadership team to better position the Company financially,” said Park Brady, CEO for The St. Joe Company. “The addition of Marek, who brings extensive financial-management experience in real estate development and homebuilding, will help us build on the Company’s strong financial foundation.”

With responsibilities as the Chief Financial Officer for national and international homebuilding companies, Mr. Bakun’s experience includes financial reporting and compliance, cost and capital management, consolidations and acquisitions, value generation as well as operational efficiency. He earned a Bachelor of Science degree in Business Administration, Accounting from the University of Central Florida. He is a Certified Public Accountant and a licensed general contractor and real estate broker.

Mr. Bakun comes to St. Joe from Orleans Homebuilders, Inc., in Bensalem, Penn., where he served as Chief Financial Officer and Treasurer since February 2011. Prior to that, he served as CFO and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets.

He began his career as an auditor and joined Morrison Homes in 1999, holding numerous positions. In August 2006 he was promoted to Vice President and Chief Financial Officer. When Morrison Homes merged with Taylor Woodrow in 2007, Mr. Bakun managed the financial integration of the two multi-billion dollar companies and continued as CFO for the U.S. and Canadian operations until 2008 when he joined Mattamy Homes Corporation.

“I am excited to join the leadership team of The St. Joe Company,” said Marek Bakun. “The strong financial foundation combined with valuable assets poise the Company for a bright future.”

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About The St. Joe Company

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 567,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and the company undertakes no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents have been filed with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2013.

© 2013, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking

Flight Design)®” are registered service marks of The St. Joe Company.

St. Joe Contact:

Lori Elliott, Director, Marketing & Business Relations

850.402.5138

lori.elliott@joe.com